Exhibit 99.1

KROGER ANNOUNCES RESULTS

FOR SECOND QUARTER OF FISCAL 2004

Identical Food-Store Sales, Including Southern California, Increased 2.1% with Fuel and 0.6% without Fuel

CINCINNATI, OH, September 14, 2004 — The Kroger Co. (NYSE: KR) today reported net earnings of $142.4 million, or $0.19 per fully diluted share, for the second quarter ended August 14, 2004.

Net earnings were reduced by $15.3 million, or $0.02 per diluted share, as a result of the premium paid on the early redemption of Kroger’s $750 million, 7 3/8% Notes due March 2005. The Company expects the redemption to reduce Kroger’s interest expense by approximately $0.02 per fully diluted share during the remainder of the 2004 fiscal year. Net earnings were $23.4 million, or $0.03 per diluted share, lower than what Kroger expected had the 141-day strike in southern California not occurred. Additional detail is provided in Table 2.

Net earnings in the year-ago period were $190.4 million, or $0.25 per diluted share. Those results include items that reduced net earnings by $42.0 million, or $0.06 per diluted share (Table 2).

Total sales for the second quarter of 2004 increased 5.1% to $13.0 billion. Identical food-store sales, including fuel, increased 2.1% and, excluding fuel, increased 0.6%. Excluding the Ralphs and Food 4 Less stores affected by an earlier labor dispute, identical food-store sales, including fuel, increased 2.8% and, excluding fuel, increased 1.1%. Kroger estimates that product cost inflation, including fuel, was 3.6% and, excluding fuel, was 2.4%.

“We are pleased with the 60 basis point improvement in Kroger’s identical food-store sales results over the first quarter, excluding the Ralphs and Food 4 Less stores affected by the labor dispute and excluding fuel,” said David B. Dillon, Kroger chairman and chief executive officer. He said that Kroger expects improved identical food-store sales for the remainder of the year, as compared to

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the 1.1% growth in the second quarter. But he noted that, based on year-to-date performance, it will be challenging to achieve the Company’s previously announced identical food-store sales target of 1.3% for the full fiscal year, excluding fuel and stores affected by labor disputes.

Commenting on the post-strike environment in southern California, Mr. Dillon said, “The marketplace remains very competitive. Ralphs is focused on improving identical food-store sales to pre-strike levels. Based on current conditions in the market, we believe our efforts to return sales and earnings to pre-strike levels will continue for the foreseeable future. Ralphs is executing the plan to rebuild our business.”

Also in the second quarter:

•	FIFO gross margin was 25.21%, a reduction of 118 basis points from the second quarter of 2003. FIFO gross margin at the supermarket divisions not affected by the post-strike recovery, and excluding the effect of fuel, declined by 60 basis points.

•	Operating, general and administrative costs declined 48 basis points to 18.87%. The items in the second quarter of 2003 shown on Table 2 positively affected the OG&A comparison by 55 basis points. OG&A at the supermarket divisions not affected by the post-strike recovery, and excluding the effect of fuel and items shown on Table 2, increased 28 basis points. Health care and incentive plan costs accounted for most of the increase.

•	Major labor contracts covering more than 47,000 associates in five regions were ratified without a work stoppage. Mr. Dillon said that in each case, Kroger met its twin objectives of addressing associates’ needs for excellent wages and benefits, and of placing significant controls on health care and other costs. He said Kroger continues to make progress toward its goal of labor cost competitiveness.

•	Kroger opened, expanded, relocated or acquired 24 food stores, and closed 21 stores in the quarter. Total food store square footage

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increased 1.5% over the prior year. Capital expenditures totaled $416.3 million.

•	Total debt was $7.6 billion, a decrease of $615 million as compared to the second quarter of 2003.

“Kroger’s cash flow enabled the Company to continue executing our ‘financial triple play’ of debt reduction, stock repurchase, and strong capital investment,” Mr. Dillon said.

Mr. Dillon said that Kroger’s strategy is to use one-third of cash flow for debt reduction and two-thirds for stock repurchase or payment of a cash dividend. He explained that, in accordance with this policy, Kroger expects cash flow for the year to support, at a minimum, the $168 million in stock repurchases made year to date and allow for debt reduction.

“Kroger’s financial strength provides us with the resources necessary to continue building the Company’s business for the future,” he said.

For the first two quarters of fiscal 2004, sales increased 4.4% to $29.9 billion. Net earnings were $405.3 million, or $0.54 per diluted share. These results include the effect of the labor dispute, post-strike recovery in southern California, and other items shown in Table 2. For the first two quarters of fiscal 2003, net earnings were $541.9 million, or $0.71 per diluted share. These results include the items shown in Table 2.

Mr. Dillon reiterated Kroger’s strategy. “As we have described over the past several quarters, our business model is driven by improving our customers’ shopping experiences and growing top-line sales. Our strategy is producing these results in a sluggish retail environment, as shown by our identical food-store sales trend. During the quarter, we made incremental investments in pricing and promotions to stimulate sales. We continue to seek the proper balance between gross margin investments, sales and earnings. We remain squarely focused on offering our customers the service, variety and product quality they expect in order to drive sustainable and profitable sales growth for the Company.”

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Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of the second quarter of fiscal 2004, the Company operated (either directly or through its subsidiaries) 2,530 supermarkets and multi-department stores in 32 states under two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s, Fry’s, Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 792 convenience stores, 439 fine jewelry stores, 502 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

# # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “expects,” “believe” and “will.” These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. The extent to which an early redemption of debt will reduce our interest expense during the remainder of 2004 will be affected by fluctuations in interest rates as well as our ability to generate sufficient cash flow to satisfy our obligations without the need to issue additional debt beyond the amounts planned. Increased competition, weather and economic conditions, the success of programs designed to increase our sales, and future labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our ability to increase our identical food-store sales as compared to our second quarter results. The extent to which growth in identical food-store sales reaches our previously announced target, likewise, will be affected by these factors. The recovery period in the southern California market will be affected primarily by competitive activity in that market. The extent to which our cash flow is sufficient to support our stock repurchases and debt reduction will depend on our ability to generate sales and to reduce costs, as well as our ability to reduce our working capital. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (EDT) on September 14, 2004 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from 2 p.m. (EDT) on September 14, 2004 through September 24, 2004.

# # #

Media Contact:	Gary Rhodes (513) 762-1304

Investor Contact:	Carin Chabut (513) 762-4969

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Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except per share amounts)

	SECOND QUARTER (a)				YEAR TO DATE (a)
	2004		2003		2004		2003
SALES	$12,980.5	100.00%	$12,351.2	100.00%	$29,885.1	100.00%	$28,616.6	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION, LIFO CHARGE, EXCLUDING ITEMS SHOWN SEPARATELY BELOW	9,716.1	74.85	9,101.7	73.69	22,234.4	74.40	21,031.6	73.49
OPERATING, GENERAL AND ADMINISTRATIVE	2,448.8	18.87	2,389.5	19.35	5,666.9	18.96	5,419.6	18.94
RENT	143.6	1.11	148.2	1.20	351.4	1.18	346.2	1.21
DEPRECIATION	290.1	2.23	268.9	2.18	661.8	2.21	623.8	2.18
INTEREST	152.5	1.17	138.3	1.12	324.7	1.09	328.4	1.15

TOTAL PRE-TAX EXPENSES	12,751.1	98.23	12,046.6	97.53	29,239.2	97.84	27,749.6	96.97

EARNINGS BEFORE TAX EXPENSE	229.4	1.77	304.6	2.47	645.9	2.16	867.0	3.03

TAX EXPENSE	87.0	0.67	114.2	0.92	240.6	0.81	325.1	1.14

NET EARNINGS	$142.4	1.10%	$190.4	1.54%	$405.3	1.36%	$541.9	1.89%

LIFO CHARGE	$8.1	0.06%	$10.0	0.08%	$18.8	0.06%	$22.0	0.08%

NET EARNINGS PER BASIC COMMON SHARE	$0.19		$0.25		$0.55		$0.72

SHARES USED IN BASIC CALCULATION	737.2		746.8		739.1		751.0

NET EARNINGS PER DILUTED COMMON SHARE	$0.19		$0.25		$0.54		$0.71

SHARES USED IN DILUTED CALCULATION	744.4		755.8		747.3		758.5

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum due to rounding.

(a)	Refer to Table 2 for a description of items that affected Kroger’s financial results during the periods presented.

Table 2. OTHER ITEMS

(in millions, except per share amounts)

Items identified in this table should not be considered alternatives to net earnings, net cash provided by operating activities or any other Generally Accepted Accounting Principle (“GAAP”) measure of performance or liquidity. These items should not be reviewed in isolation or considered substitutes for Kroger’s financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below in the footnotes, it is important to identify these items and to review them in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table summarizes items that affected Kroger’s financial results during the periods presented. The items include charges and credits that were recorded as components of merchandise costs and operating, general and administrative expense (“OG&A”). Additionally, items in 2004 include the estimated effects of the labor dispute.

	SECOND QUARTER		YEAR TO DATE (a)
	2004	2003	2004	2003
ITEMS AFFECTING FIFO GROSS MARGIN (a):
EFFECT OF LABOR DISPUTE (b)	$55.6	$—	$132.6	$—

ITEMS AFFECTING OG&A:
EFFECT OF LABOR DISPUTE (b)	(17.9)	—	(13.4)	—
MUTUAL STRIKE ASSISTANCE AGREEMENT (b)	—	—	31.9	—
STORE CLOSING LIABILITIES (c)	—	—	—	(10.0)
UTILITY CONTRACTS - MARK-TO-MARKET (d)	—	0.7	—	4.1
UTILITY CONTRACTS - DYNEGY SETTLEMENT (e)	—	62.6	—	62.6
CHARITABLE CONTRIBUTION (f)	—	(5.5)	—	(5.5)
POWER OUTAGE (g)	—	9.4	—	9.4

ITEMS AFFECTING INTEREST:
DEBT PREPAYMENT PREMIUM (h)	24.7	—	24.7	—

TOTAL PRE-TAX LOSS	62.4	67.2	175.8	60.6

INCOME-TAX EFFECT	(23.7)	(25.2)	(65.5)	(22.7)

AFTER-TAX LOSS	$38.7	42.0	110.3	37.9

SHARES USED IN DILUTED CALCULATION	744.4	755.8	747.3	758.5

ESTIMATED DILUTED PER SHARE EFFECT	$0.05	$0.06	$0.15	$0.05

(a)	Kroger calculates FIFO Gross Margin as follows: Sales minus merchandise costs (including advertising, warehousing and transportation, excluding rent and depreciation which are shown separately in Table 1) plus LIFO charge.
(b)	For FIFO gross margin and OG&A, the estimated effect of the labor dispute is the difference between actual results and budgeted results for the strike-affected Ralphs stores in southern California. It includes all costs associated with the work stoppage, including expenses under the mutual strike assistance agreement entered into with Safeway Inc. and Albertson’s, Inc., and post-recovery expenses. Included in the year-to-date amount is a reversal of liabilities totaling $4.8 million.
(c)	Reversal of lease liabilities related to store closings that did not take place or were less costly than anticipated. As a result of merchandising and operational changes, financial performance has improved at some stores Kroger anticipated closing following the Fred Meyer merger.
(d)	Expense related to the mark-to-market of excess energy purchase commitments.
(e)	Expense to resolve disputes related to energy supply arrangements with Dynegy, Inc.
(f)	Adjustment of liabilities related to a future charitable contribution required as a result of the Fred Meyer merger.
(g)	Expenses related to the August, 2003 power outage in Michigan and Ohio.
(h)	Debt prepayment premium on the early call of $750 million, 7.375% notes.

Table 3.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

	August 14 2004	August 16 2003
ASSETS
Current Assets
Cash and temporary cash investments	$127.2	$406.2
Store deposits in-transit	496.1	482.9
Receivables	607.0	600.3
Inventories	4,071.5	4,022.3
Prepaid and other current assets	260.4	276.8

Total current assets	5,562.2	5,788.5

Property, plant and equipment, net	11,333.7	10,961.0
Goodwill, net	3,138.5	3,574.3
Other assets	249.2	301.9

Total Assets	$20,283.6	$20,625.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, at face value, including capital leases	$255.7	$71.5
Accounts payable	3,601.7	3,558.1
Accrued salaries and wages	559.2	577.5
Other current liabilities	1,723.5	1,762.6

Total current liabilities	6,140.1	5,969.7

Long-term debt including capital leases
Long-term debt, at face value, including capital leases	7,212.7	8,004.5
Adjustment to reflect fair value interest rate hedges	86.5	93.9

Long-term debt including capital leases	7,299.2	8,098.4

Other long-term liabilities	2,575.7	2,369.1

Total Liabilities	16,015.0	16,437.2

Stockholders’ equity	4,268.6	4,188.5

Total Liabilities and Stockholders’ Equity	$20,283.6	$20,625.7

Total common shares outstanding at end of period	736.9	744.0
Total diluted shares year to date	747.3	758.5

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	YEAR TO DATE
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$405.3	$541.9
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation	661.8	623.8
LIFO charge	18.8	22.0
Deferred income taxes	101.8	104.9
Other	(3.1)	24.8
Changes in operating assets and liabilities, net of effects of acquisitions:
Store deposits in-transit	82.5	(24.8)
Inventories	78.6	138.1
Receivables	81.7	95.9
Prepaid expenses	285.9	287.7
Accounts payable	34.1	(218.2)
Accrued expenses	(117.0)	147.1
Income tax payables and receivables	142.9	189.3
Contribution to company sponsored pension plan	—	(100.0)
Other	1.7	(23.1)

Net cash provided by operating activities	1,775.0	1,809.4

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(873.0)	$(1,126.4)
Other	55.7	23.4

Net cash used by investing activities	(817.3)	(1,103.0)

CASH FLOWS FROM FINANCING ACTIVITIES
Reductions in long-term debt	(796.2)	(388.0)
Proceeds from issuance of capital stock	19.5	14.8
Treasury stock purchases	(139.9)	(239.3)
Proceeds from interest rate swap terminations	—	113.9
Increase (decrease) in book overdrafts	(68.8)	29.9
Other	(4.0)	(2.7)

Net cash used by financing activities	(989.4)	(471.4)

NET INCREASE (DECREASE) IN CASH	$(31.7)	$235.0

CASH AT BEGINNING OF YEAR	$158.9	171.2

CASH AT END OF QUARTER	$127.2	$406.2

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$376.9	$337.6
Cash paid (refunded) during the year for income taxes	$(7.0)	$26.8
Non-cash changes related to purchase acquisitions:
Fair value of assets acquired	$18.0	$38.0
Goodwill recorded	$6.8	$5.5
Liabilities assumed	$0.6	$0.3

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 5. Supplemental Sales Information

(in millions, except percentages)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical and comparable food store sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP. Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL FOOD STORE SALES (a) (c) (d)

	SECOND QUARTER		EXCLUDING STORES AFFECTED BY LABOR DISPUTE: SECOND QUARTER
	2004	2003	2004	2003
INCLUDING SUPERMARKET FUEL CENTERS	$11,526.3	$11,288.6	$9,991.0	$9,717.3
EXCLUDING SUPERMARKET FUEL CENTERS	$11,030.0	$10,961.5	$9,502.2	$9,395.5

INCLUDING SUPERMARKET FUEL CENTERS	2.1%	(0.1)%	2.8%
EXCLUDING SUPERMARKET FUEL CENTERS	0.6%	(0.9)%	1.1%

COMPARABLE FOOD STORE SALES (b) (c) (d)

	SECOND QUARTER		EXCLUDING STORES AFFECTED BY LABOR DISPUTE: SECOND QUARTER
	2004	2003	2004	2003
INCLUDING SUPERMARKET FUEL CENTERS	$11,856.7	$11,547.9	$10,295.9	$9,958.3
EXCLUDING SUPERMARKET FUEL CENTERS	$11,341.2	$11,217.4	$9,788.1	$9,633.2

INCLUDING SUPERMARKET FUEL CENTERS	2.7%	0.5%	3.4%
EXCLUDING SUPERMARKET FUEL CENTERS	1.1%	(0.4)%	1.6%

(a)	Kroger defines a food store as an identical store in the quarter after the store has been in operation and has not been expanded or relocated for four full quarters. The identical food store dollar figures presented were used to calculate second quarter 2004 percent changes.
(b)	Kroger defines a food store as a comparable store in the quarter after the store has been in operation for four full quarters, including expansions and relocations. The comparable food store dollar figures presented were used to calculate second quarter 2004 percent changes.
(c)	Kroger estimated that its product cost inflation, including fuel, was 3.6% and, excluding fuel, was 2.4% for the second quarter of 2004 versus the second quarter of 2003. Kroger estimated that its product cost inflation, including fuel, was 0.5%, and, excluding fuel, was 0.2%, for the second quarter of 2003 versus the second quarter of 2002.
(d)	Sales figures exclude stores that were adversely affected by the labor dispute in southern California, as well as Food 4 Less stores whose sales were favorably affected in that region. Sales were excluded for the entire second quarter.